Exhibit 10.61

THIS AMENDMENT TO THE MONITORING FEE AGREEMENT (as hereinafter defined) is dated as of April 10, 2008 (this “Amendment”) and is by and among Intelsat (Bermuda), Ltd., a Bermuda exempted company (“Intelsat Bermuda”), BC Partners Limited (“BC Partners”) and Silver Lake Management Company III, L.L.C. (“Silver Lake”) (each of Silver Lake and BC Partners, a “Sponsor” and, collectively, the “Sponsors”). Unless expressly stated otherwise herein, all capitalized terms shall have the meanings set forth in the Monitoring Fee Agreement.

RECITALS

WHEREAS, the parties hereto are party to a Monitoring Fee Agreement, dated as of February 4, 2008 (as it may hereafter be further amended, supplemented or otherwise modified, the “Monitoring Fee Agreement”), pursuant to which the Sponsors agreed, subject to the terms and conditions set forth in the Monitoring Fee Agreement, to provide monetary, advisory and consulting services in relation to the affairs of Intelsat Bermuda and its subsidiaries in consideration of the payment of the fees described in the Monitoring Fee Agreement; and

WHEREAS, the parties wish to modify the provisions of the Monitoring Fee Agreement relating to the obligations of Intelsat Bermuda with respect to the Monitoring Fee payable with respect to fiscal year 2008;

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree that, effective as of the date hereof, Section 3(a) of the Monitoring Fee Agreement is amended by deleting such section in its entirety and replacing it with the following:

SECTION 3. Fees.

(a) Monitoring Fee. In consideration of the Services being provided by the Sponsors and their Sponsor Designees, Intelsat Bermuda will pay to the Sponsors an annual monitoring fee in respect of each fiscal year from and including fiscal 2008 in an amount equal to the greater of (x) $6.25 million or (y) 1.25% of Adjusted EBITDA of Intelsat Bermuda for the immediately preceding fiscal year (the “Monitoring Fee”), with Silver Lake receiving a share of the Monitoring Fee (the “Silver Lake Fee Share”) equal to the Monitoring Fee multiplied by a fraction that is equal to (x) the total equity investment in Serafina by Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. (collectively, the “Silver Lake Funds”) (valued at initial purchase price), divided by (y) the total amount of all equity invested in Serafina by BC European Capital VIII – 1 to 12, 14 to 34 and 35 SC to 39 SC and the Silver Lake Funds (valued at initial purchase price) as of the relevant date of payment of such Monitoring Fee; provided, however, that, with respect to fiscal year 2008 only, Intelsat Bermuda will not be obligated to pay the first $12.5 million of the Monitoring Fee that would be payable pursuant to the terms of this Section. Intelsat Bermuda will pay the Sponsors an amount in excess, if any, of 1.25% of Adjusted EBITDA for fiscal year 2007 over $12.5 million, such amount to be paid within 20 business days of the determination of Adjusted

EBITDA for fiscal year 2007. BC Partners shall receive a share of the Monitoring Fee (the “BC Partners Fee Share”) equal to the Monitoring Fee minus the Silver Lake Fee Share. On the first business day on or after January 1 of each fiscal year, commencing on January 2, 2009, Intelsat Bermuda will make a payment of $6.25 million in respect of the Monitoring Fees in respect of such fiscal year, and will promptly upon the earlier of March 31 of such fiscal year or the determination of Adjusted EBITDA for the immediately preceding fiscal year pay the Sponsors the excess, if any, of 1.25% of Adjusted EBITDA for the immediately preceding fiscal year over $6.25 million. In the event the Termination Date occurs prior to the last day of any fiscal year, the Monitoring Fee with respect to such fiscal year shall be payable on the Termination Date, such Monitoring Fee shall be calculated for purposes of this sentence based upon the greater of (i) the highest Adjusted EBITDA attained in any of the three most recent fiscal years or (ii) if the Termination Date occurs subsequent to the 180 th day of any fiscal year, the extrapolated Adjusted EBITDA based upon the completed portion of such fiscal year. Except as set forth in Section 3(c) below, any amounts payable by Intelsat Bermuda to the Sponsors pursuant to this Section 3 shall be paid to Silver Lake in accordance with the Silver Lake Fee Share and to BC Partners in accordance with the BC Partners Fee Share. All amounts paid by Intelsat Bermuda to the Sponsors pursuant to this Section 3 shall be made by wire transfer in same-day funds to the respective bank accounts designated by the Sponsors. At the election of the Sponsors, the payment of any amount due to the Sponsors hereunder may be deferred for up to one year or such longer period as may be determined by the Sponsors, in which case Intelsat Bermuda shall pay such deferred amount, taking into account the accrual of interest at the Discount Rate (as defined below), no later than the following year or at such later time as determined by the Sponsors, in addition to the Monitoring Fee and any other fees payable hereunder to the Sponsors after the date on which such deferred payment was payable. The Monitoring Fee shall be payable regardless of the level of Services provided during any fiscal year and shall not be refundable under any circumstances. For purposes of this Agreement, “Termination Date” means the earliest of (i) the twelfth anniversary of the date hereof, (ii) such time as funds advised or represented by BC Partners Limited (which, for the avoidance of doubt, includes BC European Capital VIII – 1 to 12, 14 to 34 and 35 SC to 39 SC, BC European Capital – Intelsat Co-Investment, BC European Capital – Intelsat Co-Investment 1, BC European Capital – Intelsat Syndication L.P.) and their respective affiliates then owning beneficial economic interests in the Parent own less in the aggregate than 50% of the beneficial economic interest of the Parent and (iii) such earlier date as Intelsat Bermuda and the Sponsors may mutually agree upon. For purposes of this Section 3, “Adjusted EBITDA” shall mean “Adjusted EBITDA” of Intelsat Bermuda, as such term is defined in the Senior Unsecured Bridge Loan Credit Agreement, dated as of February 4, 2008, among the Buyer, as initial borrower, Credit Suisse, Cayman Islands Branch, as administrative agent, and the several lenders party thereto.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment on the date first written above.

INTELSAT (BERMUDA), LTD.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Deputy Chairman

BC PARTNERS LIMITED

By:	/s/ Justin Bateman
Name:	Justin Bateman
Title:	Executive

SILVER LAKE MANAGEMENT COMPANY III, L.L.C.

By:	/s/
Name:
Title: